EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Harbinger Group Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-43223, 333-45568, and 333-124693) on Form S-8 of Harbinger Group Inc. (the “Company”) of our report dated June 10, 2011, with respect to the consolidated balance sheets of the Company as of September 30, 2010 and September 30, 2009 (Successor Company), and the related consolidated statements of operations, cash flows, and changes in equity (deficit) and comprehensive income (loss) for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor) which report appears in this Form 8-K of the Company dated June 10, 2011.
/s/ KPMG LLP
New York, New York
June 10, 2011